UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Under § 240.14a-12
Crown Crafts, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount previously paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

For Immediate Release	July 30, 2010
CROWN CRAFTS BOARD RESPONDS TO THE LATEST DECEPTIVE ASSERTIONS BY THE WYNNEFIELD GROUP
Gonzales, Louisiana — The Crown Crafts, Inc. (NASDAQ-CM: CRWS) Board of Directors today issued a letter to all shareholders in response to the false and misleading statements included in a July 29, 2010 letter to shareholders from the New York-based investment fund Wynnefield Partners Small Cap Value, L.P. and certain of its affiliates (the Wynnefield Group), which has instigated a proxy fight in connection with the election of directors at the Company’s annual meeting of shareholders to be held on August 10, 2010. The following is the Crown Crafts Board’s letter to shareholders in response to the Wynnefield Group’s latest deceptive statements:
AN IMPORTANT MESSAGE FROM YOUR BOARD OF DIRECTORS
July 30, 2010
Dear Fellow Crown Crafts Shareholders:
     In their desperate and reprehensible attempt to win their solely self-serving proxy fight, the Wynnefield Partners Small Cap Value, L.P. and certain of its affiliates (the Wynnefield Group) have previously twisted the facts in many of their communications to shareholders. Now they have stooped so low that they are publishing LIES to attempt to sway the votes of Crown Crafts shareholders.
     In a letter to Crown Crafts shareholders dated July 29, 2010, the Wynnefield Group claims that Chairman, President and Chief Executive Officer E. Randall Chestnut has a “history of long non-publically explained absences from the Company.”
     This is an outright LIE, and the Board members signing this letter confirm that Mr. Chestnut does NOT have a history of absences and has NEVER taken a medical leave from the Company. His only serious medical issue was in 2009 when he underwent heart bypass surgery. At that time he was out of the office for only two weeks and worked from home for all but three days. He is in great health and remains totally immersed in running the business.
916 S. Burnside Avenue    *   PO Box 1028   *   Gonzales, LA  70707-1028   *   (225) 647-9100   *   Fax (225) 647-9104

The Wynnefield Group states further that “a Crown Craft Board member has discussed with a Wynnefield principal Mr. Chestnut’s extremely serious health conditions.” The fact is that a conversation took place with Board member Frederick Wasserman — who was handpicked by the Wynnefield Group to serve on the Crown Crafts Board as well as the boards of six other companies in the Wynnefield Group’s portfolio — during which Mr. Wasserman discussed Mr. Chestnut’s surgery in 2009. This conversation took place during a time when the Wynnefield Group was contractually designated as an insider under their standstill agreement with the Company. At no time did Mr. Wasserman imply that Mr. Chestnut had a history of absences for medical or any other reasons. In fact, Nelson Obus, a principal of the Wynnefield Group, e-mailed Mr. Chestnut shortly after his surgery and referred to it as “a little tune-up.”
     Commenting on this latest direct affront by the Wynnefield Group, Mr. Chestnut said, “I am deeply insulted by Wynnefield’s outlandish personal attack and totally unprofessional behavior, which has now reached an all-time low.”
     The Wynnefield Group further claims it “is concerned that there is no publicly disclosed succession plan to address the possibility of the CEO being unable to carry out his duties or obligations.” In fact, Crown Crafts has a detailed, state-of-the-art, written succession plan in place. Prudently, and in line with long-established corporate governance best practices, no public company board, to our knowledge, discloses its carefully constructed succession plan outside the board room.
     This is just the latest in a series of misleading statements by the Wynnefield Group in an increasingly desperate attempt to distort the facts, something they have a track record of doing. For another example, the Wynnefield Group also continues to state that if their slate is voted onto the Board, they will have only two directors representing them, conveniently ignoring that Joseph Kling was also their handpicked director and remains on the Board.
     As noted earlier this week by Glass Lewis & Co., a leading independent governance analysis and proxy voting firm, which has issued a report favoring the Board-recommended slate over the Wynnefield Group’s nominees, Crown Crafts has consistently performed better than its peers in several important metrics, including total return to shareholders and return on equity. The Glass Lewis report concludes that the Wynnefield Group “has offered shareholders limited reason to believe that its nominees, with limited industry experience, can develop a pro forma operating structure or plan superior to the one currently employed by management and the board.”
     Could it be that the Wynnefield Group is sensing that it lacks support for its baseless criticisms and has decided not to let the facts stand in its way?
     We want all of our shareholders to know that this unethical tactic by the Wynnefield Group is DESPICABLE and provides further support for our belief that the Wynnefield Group is interested only in serving their own selfish, short-sighted agenda and will stop at nothing in their deceptive actions to achieve their purpose.
     Your vote is very important to us, no matter the size of your holdings. We urge you to vote your shares today IN FAVOR OF YOUR BOARD-SUPPORTED NOMINEES — E. RANDALL CHESTNUT, WILLIAM T. DEYO, JR., SIDNEY KIRSCHNER AND RICHARD L. SOLAR — by signing, dating and returning the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. You can also vote by internet or telephone by following the instructions on the WHITE proxy card. Please do not sign or return any gold proxy card sent to you by the Wynnefield Group — as a reminder, you cannot vote the gold proxy card and also vote for our Chief Executive Officer, E. Randall Chestnut, or any other Class I nominee. If you have any questions or need any assistance voting your shares, do not hesitate to contact Georgeson, who is assisting us in this matter, toll free at 1-888-605-7561.

     On behalf of the Board of Directors and the dedicated men and women of Crown Crafts, we thank you for your ongoing support.
     Signed by the Board of Directors (with Frederick Wasserman abstaining).

/s/ E. Randall Chestnut
E. Randall Chestnut

/s/ William T. Deyo, Jr.
William T. Deyo, Jr.

/s/ Zenon S. Nie
Zenon S. Nie

/s/ Donald Ratajczak
Donald Ratajczak

/s/ Joseph Kling
Joseph Kling

YOUR VOTE IS IMPORTANT
1.	To vote FOR your Company’s nominees, you MUST execute a WHITE proxy card.

2.	The Board of Directors urges you to DISCARD any gold proxy cards that you may have received from the Wynnefield Group. A “WITHHOLD AUTHORITY” vote on the Wynnefield Group’s gold proxy card is NOT a vote for the Company’s nominees.

3.	If you have voted on a gold proxy card but wish to support your Company’s nominees, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible. You can also vote by internet or telephone by following the instructions on the WHITE proxy card.

4.	Remember — ONLY YOUR LATEST DATED PROXY WILL DETERMINE HOW YOUR SHARES ARE TO BE VOTED AT THE MEETING.

5.	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares FOR your Company’s nominees on the WHITE proxy card.
If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

199 Water Street, 26th Floor
New York, NY 10038
Banks and Brokers (212) 440-9800
Shareholders Call Toll Free (888) 605-7561
***END OF LETTER TO SHAREHOLDERS***
About Crown Crafts, Inc.
Crown Crafts, Inc. designs, markets and distributes infant, toddler and juvenile consumer products, including crib and toddler bedding; blankets; nursery accessories; room décor; burp cloths; bathing accessories; reusable and disposable bibs; and disposable placemats, floor mats, toilet seat covers and changing mats. The Company’s operating subsidiaries include Hamco, Inc. in Louisiana and Crown Crafts Infant Products, Inc. in California. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers. www.crowncrafts.com.
Contact:

Olivia Elliott
Vice President and Chief Financial Officer
225-647-9124

Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.